As filed with the Securities and Exchange Commission on August 5, 2015

Registration No. 333-198184

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANK OF THE CAROLINAS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	6022	20-4989192
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

135 Boxwood Village Drive

Mocksville, North Carolina 27028

(336) 751-5755

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen R. Talbert

President and Chief Executive Officer

Bank of the Carolinas Corporation

135 Boxwood Village Drive

Mocksville, North Carolina 27028

(336) 751-5755

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Jonathan A. Greene

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

(919) 781-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

On August 15, 2014, Bank of the Carolinas Corporation (the “Registrant”) filed a Registration Statement on Form S-1 (File No. 333-198184) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Commission declared the Registration Statement effective on December 19, 2014. The Registration Statement registered 458,173,616 shares of the Registrant’s common stock for resale by the selling shareholders identified in the Registration Statement. The Registrant filed a post-effective amendment to the Registration Statement on May 18, 2015. The Commission declared the post-effective amendment effective on May 27, 2015.

Pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated as of May 6, 2015, by and among Bank of the Ozarks, Inc. (“Ozarks”), Bank of the Ozarks, the Registrant, and the Registrant’s wholly owned subsidiary, Bank of the Carolinas, the Registrant is being merged with and into Ozarks (the “Merger”). Subject to the terms and conditions of the Merger Agreement, upon completion of the Merger, each share of the Registrant’s common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive shares of Ozarks common stock (plus cash in lieu of any fractional share) based on the purchase price of $64.7 million, subject to certain additional purchase price adjustments set forth in the Merger Agreement. The number of Ozarks shares to be issued will be determined based on Ozarks’ 10-day average closing stock price as of the second business day prior to the closing date, subject to a minimum and maximum price of $29.28 and $48.80, respectively.

On May 22, 2015, Ozarks filed a Registration Statement on Form S-4 with respect to the shares of Ozarks common stock that may be issued to holders of shares of the Registrant’s common stock in the Merger. The Commission declared the Form S-4 effective on June 3, 2015.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any offering of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mocksville, State of North Carolina, on August 5, 2015.

BANK OF THE CAROLINAS CORPORATION

By:	/s/ Stephen R. Talbert
Stephen R. Talbert
President and Chief Executive Officer